Salomon Home Equity Loan Trust  Asset-Backed Pass-Through Certificates
Series 2002-WMC2
Schedule of Year-To-Date Principal and Interest Distributions to
Certificateholders for 2002
Class   Interest            Principal Paid Realized     Ending Balance
        Distribution                       Losses
A1      1,645,130.86        7,370,197.07   0.00         308,054,802.93
A2      545,366.34          3,395,055.50   0.00         103,773,944.50
CE      7,419,354.05        0.00           0.00         6,072,332.24
M1      191,975.99          0.00           0.00         29,144,000.00
M2      128,198.12          0.00           0.00         15,787,000.00
M3      98,742.14           0.00           0.00         9,714,000.00
M4      13,126.64           0.00           0.00         1,215,000.00
M5      13,115.84           0.00           0.00         1,214,000.00
P       189,811.66          0.00           0.00         100.00
R       0.00                0.00           0.00         0.00